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                                                                     EXHIBIT 5.1
                                                                      (Form S-8)



May 8, 2001

Actuant Corporation
6100 North Baker Road
Milwaukee, Wisconsin 53209

     Re:  Actuant Corporation 401(k) Stock Plan

Ladies and Gentlemen:

     We are providing this opinion in connection with the Registration Statement of Actuant Corporation (the "Company") on Form S-8 (the "Registration Statement") to be filed under the Securities Act of 1933, as amended (the "Act"), with respect to the proposed sale of up to an additional 500,000 shares of Class A Common Stock, par value $.20 per share, of the Company (the "Shares") pursuant to the Company's 401(k) Plan (the "Plan").

     We have examined: (i) the Registration Statement; (ii) the Company's Restated Articles of Incorporation and Amended and Restated Bylaws, each as amended to date; (iii) the Plan; (iv) the corporate proceedings relating to the authorization for the sale of Shares pursuant to the Plan; and (v) such other documents and records and such matters of law as we have deemed necessary in order to render this opinion.

     On the basis of the foregoing, we advise you that, in our opinion:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Wisconsin.

     2. The Shares to be sold from time to time pursuant to the Plan which are original issuance shares, when issued and paid for as contemplated by the Registration Statement and Plan, will be validly issued, fully paid and nonassessable by the Company, subject to the personal liability which may be imposed on shareholders by Section 180.0622(2)(b) of the Wisconsin Business Corporation Law, as judicially interpreted, for debts owing to employees for services performed, but not exceeding six months service in any one case. Although Section 180.0622(2)(b) provides that such personal liability of shareholders shall be "to an amount equal to the par value of the shares owned by them respectively, and to the consideration for which their shares without par value was issued," the Wisconsin Supreme Court, by a split decision without a written opinion, has affirmed a judgment holding shareholders of a corporation liable under the substantially identical predecessor statute in effect prior to January 1, 1991 (Section 180.40(6)) for unpaid employee wages to an amount equal to the consideration for which their par value shares were issued rather than the shares' lower stated par value. Local 257 of Hotel and Restaurant Employees and Bartenders International Union v. Wilson Street East Dinner Playhouse, Inc., 126 Wis. 2d 284, 375 N.W.2d 664 (1985) (affirming the 1983 decision of the Circuit Court for Dane County, Wisconsin, in Case No. 82-CV-0023) (subsequently overturned for other reasons).

     The Company's Secretary, Anthony W. Asmuth III, is a partner of Quarles & Brady LLP, which serves as counsel to the Company and owns certain shares of the Company.

     This opinion is furnished by us, as counsel to the Company, and is solely for your benefit and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are "experts" within the meaning of Section 11 of the Act, or that we come within the category of persons whose consent is required by Section 7 of the Act.

                                        Very truly yours,

                                        QUARLES & BRADY LLP

                                        /s/ QUARLES & BRADY LLP